Exhibit (8)(AE)

Amended as of July 1, 2007

AMENDMENT

TO

PARTICIPATION AGREEMENT

THE PARTICIPATION AGREEMENT, dated 28th day of February 2006, by and among MFS VARIABLE INSURANCE TRUST, TIAA-CREF LIFE INSURANCE COMPANY, and MASSACHUSETTS FINANCIAL SERVICES COMPANY, is hereby amended as follows:

Schedule A of the Agreement is deleted in its entirety and replaced with the following:

SCHEDULE A

ACCOUNTS, POLICIES AND PORTFOLIOS

SUBJECT TO THE PARTICIPATION AGREEMENT

Name of Separate Account and Date Established by Board of Directors	Policies Funded By Separate Account	Share Class (Initial or Service Class)	Portfolios Applicable to Policies
TIAA-CREF Separate Account VLI-1 May 23, 2001	Intelligent Life Flexible Premium Variable Universal Life Policy	Initial	MFS Emerging Growth Series MFS Global Equity Series MFS Investors Growth Stock MFS Utilities Series

TIAA-CREF Separate Account VA-1 May 23, 2001	Intelligent Variable Annuity Contract	Initial	MFS Emerging Growth Series MFS Global Equity Series MFS Investors Growth Stock MFS Utilities Series

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first listed above.

TIAA-CREF LIFE INSURANCE COMPANY
By its authorized officer,

By:	/s/ Gregory E. Smith
Name:	Gregory E. Smith
Title:	Vice President

MFS VARIABLE INSURANCE TRUST,
On behalf of the Portfolios
By its authorized officer and not individually,

By:	/s/ Susan Newton
Name:	Susan Newton
Title:	Asst. Secretary

MASSACHUSETTS FINANCIAL SERVICES COMPANY
By its authorized officer,

By:	/s/ Marty Beaulieu
Name:	Marty Beaulieu
Title:	Director of Global Distribution